Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Seelos Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Seelos Therapeutics, Inc. Amended and Restated 2012 Stock Long Term Incentive Plan	457	(h)	18	(2)	$1.115	(3)	$20.07	0.00014760	$0.003
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Seelos Therapeutics, Inc. Amended and Restated 2012 Stock Long Term Incentive Plan	457	(h)	106,188	(4)	$1.41	(5)	$149,725.08	0.00014760	$22.099
Total Offering Amounts								$149,745.15	—	$22.10
Total Fees Previously Paid								—	—	—
Total Fee Offsets								—	—	—
Net Fee Due								—	—	$22.10

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock, $0.001 par value per share (the “Common Stock”), of the Registrant that become issuable under the Seelos Therapeutics, Inc. Amended and Restated 2012 Stock Long Term Incentive Plan (the “2012 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the 2012 Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the 2012 Plan less 106,188 shares of Common Stock issuable upon the exercise of outstanding stock options previously granted on January 12, 2024 pursuant to the 2012 Plan. The 2012 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2012 Plan on January 1st of each year commencing on January 1, 2020 and ending on (and including) January 1, 2029. The number of shares added each year will be equal to the lesser of (a) 4% of the number of shares of Common Stock issued and outstanding on a fully-diluted basis as of the close of business on the immediately preceding December 31, and (b) a number of shares of Common Stock set by the Registrant’s board of directors on or prior to each such January 1.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price with respect to these shares are calculated based on $1.115 per share, the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on March 5, 2024, a date within five business days prior to the filing of this Registration Statement.
(4)	Represents shares of Common Stock issuable upon the exercise of outstanding stock options previously granted pursuant to the 2012 Plan
(5)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the exercise price for the outstanding stock options previously granted on January 12, 2024 pursuant to the 2012 Plan.